Exhibit 10.10

Execution version

WATER SUPPLY AGREEMENT

THIS AGREEMENT is made this 5th day of March, 2018,

BETWEEN:

CAYMAN WATER COMPANY LIMITED, a Cayman Islands company whose registered office is situated at Fourth Floor, Windward Three, Regatta Business Park, West Bay Road, PO Box 1114, George Town, Grand Cayman, KY1-1102, Cayman Islands ("CWC").

AND:

CAYMAN SHORES DEVELOPMENT LTD. a company duly incorporated under the laws of the Cayman Islands whose registered office is situated at 10, Market Street, Suite #772, Camana Bay, Grand Cayman, KY1-9006, Cayman Islands (the "Customer").

WHEREAS:

(A)	Cayman Hotel & Golf Inc. and Consolidated Water Co. Ltd. ("Consolidated Water") entered into an agreement for the supply of potable water dated 1st February, 2002 (the "2002 Agreement ").

(B)

The Customer is the successor in title to Cayman Hotel & Golf Inc. with respect to the properties referred to in the 2002 Agreement which was subsequently amended on or about 16th August 2016 by Consolidated Water and the Customer (the 2002 Agreement, as amended, being the "Old Agreement").

(C)

CWC is the wholly-owned subsidiary of Consolidated Water. Its licence to supply potable water within the Licence Area shall expire on 31st January, 2018 and is subject to negotiations for renewal with the Utility Regulation and Competition Office.

(D)	Consolidated Water and the Customer desire to terminate the Old Agreement ("Termination").

(E)

The Customer wishes to obtain a supply of potable water in specified volume by pipe to the properties set out in the SCHEDULE including the West Bay nursery irrigation, the North Sound Club golf course irrigation, the West Indian Club irrigation, the Camana Bay chiller plant process water, the Arboretum irrigation and the Camana Bay fire cistern and irrigation (collectively, the "Covered Premises"), and CWC has agreed to supply the water on the terms set out in this Agreement.

(F)	The combined effect of the Termination and this Agreement is that this Agreement supersedes and replaces the Old Agreement with effect from the Commencement Date.

Execution version

IT IS HEREBY AGREED as follows:

1.	SUPPLY OF WATER

(1)

Subject to sub-clause (4), CWC will supply the Customer from the Commencement Date until the expiry of the Term on the terms and conditions set out in this Agreement potable water to the quality standard required by its Licence at the meter or meters referred to in Clause 2(3) at the typical and customary pressure provided by CWC water mains but no less than 30 pounds per square inch.

(2)

The Volume of water supplied will be a minimum of 170,000 U.S. gallons per day. The maximum volumes to be supplied will be the amount from time to time agreed by CWC who must use its best endeavours to supply the Customer's demands in full.

(3)

Notwithstanding that CWC has connected any water supply to a hydrant or sprinkler system on the Covered Premises, it is expressly agreed that CWC will be under no obligation to provide water for firefighting purposes or to ensure that the Water Tank contains water at any time whatever or under any circumstances, and will only supply water for those purposes if it is able to do so and, save in the case of wilful default where it is able to do so, will not be liable for any damage whatever caused by fire or any related cause. This clause is without prejudice to Clause 1(5) below.

(4)	For the purposes of this Agreement, the water supplied to the Customer is deemed to be the amount of water shown by:-

(a)	the meter measuring the amount of water passing through the Fire Pump; plus

(b)	the meter measuring the amount of water flowing into the Irrigation Tank; plus

(c)	the designated meters measuring the water flowing into the Covered Premises.

(5)

Notwithstanding Clause 1(3) above, CWC must give not less than twenty-four (24) hours' notice to the Customer of any occasion on which to its knowledge the Water Tank will for any reason contain less than 250,000 U.S. gallons of water and if in circumstances unforeseen by CWC, the water in the Water Tank is, or within twenty four (24) hours will be, reduced below 250,000 U.S. gallons, CWC must notify the Customer immediately it becomes aware  of  that fact.

2.	PAYMENT

(1)	From the Commencement Date until the end of the Term, the Customer will, subject to sub-clause (6) and clause 4, pay a price per 1,000 U.S. gallons equal to the total of the following:-

(a)	for the Required Monthly Gallonage in any calendar month, US$11.37 subject to adjustment on 1st January, 2017 and on each January 1st thereafter in accordance with sub-clause (2);

Execution version

(b)

for any volume supplied in excess of the Required Monthly Gallonage in any calendar month, the price charged to commercial consumers from time to time within that part of the Licence Area in which the Covered Premises are situated; and

(c)	the Energy Adjustment Factor from time to time.

(2)

On each 1st January commencing 1st January, 2017 the Consumption Charge per 1,000 U.S. gallons of the Required Monthly Gallonage in that year will be adjusted to the figure obtained by reference to the following formula:-

7.24 x USPPIL	+	4.13 x CICPIL
USPP100		CICP100

For the purposes of this clause:-

USPPIL is the United States Producer Price Index for Industrial Commodities at the preceding September 30th and USPP100 is that index at September 30, 2015, and

CICPIL is the Cayman Islands Consumer Price Index at the preceding September 30th and CICP100 is that index at September 30, 2015.

BUT if the Cayman Islands Government does not produce a Consumer Price Index at any relevant date, the United States Government Consumer Price Index for that date and September 30, 2015 must be used.

(3)

CWC must furnish, fix and maintain in good repair the designated premises meters and the meters measuring the volumes of water flowing into the Irrigation Tank and passing through the Fire Pump and into the Covered Premises for determining the quantity of water used by the Customer.  The Customer must pay the rental specified in paragraph (b) for the use of the designated premises meters measuring the volumes of water which will remain the property of CWC.  If any meter is damaged by the Customer, its servants, agents or invitees, CWC will repair or replace the meter but at the Customer's expense. The Customer is liable for the cost of all water passing through (i) the designated meters measuring the water flowing into the Covered Premises, and (ii) the meters measuring the volumes of water flowing into the Irrigation Tank and passing through the Fire Pump unless any meter is found to be defective after a complaint by the Customer to CWC. If a meter is found to be defective, CWC will charge the Customer for water used based on the average water consumption of the previous twelve (12) months when the defective meter was working, pro rata for the period when the meter was not recording correctly or not recording at all.

Execution version

(a)	Meter rates are as follows:-

	Monthly Rental	Connection Fee	Reconnection Fee
20 mm (3/4”)	Cl$ 3.50	Cl$ 80.00	Cl$ 50.00
25 mm (1”)	Cl$ 5.00	Cl$120.00	Cl$ 75.00
38 mm (1 ½”)	Cl$ 7.50	Cl$175.00	Cl$110.00
50 mm (2")	Cl$10.00	Cl$240.00	Cl$150.00
75 mm (3")	Cl$15.00	Cl$360.00	Cl$225.00
100 mm (4")	Cl$25.00	Cl$560.00	Cl$300.00
150 mm (6")	Cl$40.00	Cl$800.00	Cl$350.00

(4)

CWC must invoice the Customer for the Monthly Charge for the previous calendar month and any unpaid balance on the account (including interest on any late payments at the rate set out below) and the Customer must pay each invoice within twenty-one (21) days failing which the Customer must pay CWC interest at the rate of 1 1/2 % per month calculated on a daily basis from the due date to the date of payment, which CWC may charge whether or not it continues to supply water. If any invoice remains unpaid for 30 days from its date then CWC may cease supplying water until the Customer pays all invoices up to date.

(5)

The water supply service must be used only by the Customer, any registered proprietor for the time being of the Covered Premises, or in each case such person's tenants or guests and must not be re-sold or otherwise supplied to third parties, either within or outside the boundaries of the Covered Premises.

3.	SECURITY DEPOSIT

The Customer must pay CWC on the date of this Agreement, a deposit of US$75,000.00 which CWC must hold on account of the payment of the Monthly Charge during the last month of this Agreement. So long as the Customer has paid all charges (including any interest on late payments) due under this Agreement during the previous year, CWC must, on every anniversary of the payment of the deposit, compute and credit the Customer against the following month's bill for water under this Agreement, interest on that deposit at the average rate paid by Cayman National Bank during the previous year on fixed deposits of US$75,000.00 for periods of one year. If at the end of this Agreement any portion of the deposit remains unused, CWC must immediately refund it to the Customer without interest.

4.MINIMUM WATER QUANTITY

(1)

The Customer must pay the Consumption Charge for at least 170,000 U.S. gallons of water per day whether or not it is used if CWC was able to supply that quantity on the particular day. If CWC could not have supplied that quantity of water on any day, the Customer need only pay for the quantity which could have been supplied.

(2)

Notwithstanding sub-clause (1), if in any month after May, 2016 the Customer does not use the minimum water quantity for which he has paid the Consumption Charge, CWC must give credit in succeeding months for the Consumption Charge paid in respect of the unused water against the Monthly Charge for water used in those months in excess of the minimum quantity BUT except in respect of credits earned after 31st May, 2026, which will expire on the expiration of this Agreement, unused credits earned in each 24 month period which commences 1st May during the Term (the first of which will commence 1st May, 2016) will expire at the end of each such 24 month period.

Execution version

5.	FORCE MAJEURE

Notwithstanding anything to the contrary in this Agreement (but subject to the remainder of this clause), the Customer 's rights against CWC and any corresponding obligations of the Customer will be suspended during any period in which CWC cannot perform its obligations under this Agreement because of force majeure which includes, without limitation, hurricane, fire, flood or other acts of God, unavoidable accident, explosion, war, strike, lockout, labour trouble, expropriation by Governmental authority, regulation, orders or requests of Governmental agencies or inability by the exercise of reasonable diligence to obtain supplies, materials or power. If CWC becomes aware of circumstances of force majeure which give rise to or which are likely to give rise to any failure or delay to perform its obligations hereunder, it shall forthwith notify the Customer and shall inform the Customer of the period during which it is estimated that such failure or delay shall continue. If CWC or the Customer reasonably estimates that the period of failure or delay due to force majeure shall exceed three months (or, despite a shorter estimate, the period of failure or delay in fact exceeds three months), then the Customer shall be entitled to terminate this Agreement under clause 10(1)(b) or 10(3) below. For the avoidance of doubt, this clause 5 shall not apply to the Customer's right to terminate under clause 10(1)(a) or Clause 10(2), which shall be exercisable at any time in accordance with that clause.

6.	ASSIGNMENT

(1)	The Customer may not assign the benefit of this Agreement without first obtaining CWC's consent (such consent not to be unreasonably withheld or delayed) BUT:-

(a)	may without that consent and subject to it remaining fully liable to CWC in all respects assign this Agreement to

•	any wholly owned subsidiary company or any company which owns all of the Customer's shares; or
•	any successor to the Customer by consolidation, merger or other corporate action.

(b)

in every case, each assignee of the Customer must assume and will be taken to have assumed the obligations under this Agreement and will be liable in addition to the Customer, from the date of the assignment, to comply with all the Customer's obligations in it.

The Customer must give notice to ewe within one month after any transaction under this clause, supplying a copy of the instrument.

(1)

On CWC's giving consent to any assignment and the assignee agreeing to accept all of the Customer's obligations under this Agreement, the Customer will be released from all those obligations as of the date of CWC's consent, but without prejudice to CWC's right of action in respect of any antecedent breaches by the Customer.

(2)

CWC agrees that if at any time CWC assigns or transfers the Licence or the Licence is granted to another company in which CWC has an interest, it will assign this Agreement to the assignee, transferee or grantee (as the case may be) of the Licence.

Execution version

7.	ADD OR REMOVE PARCELS

CWC and the Customer agree to use their reasonable endeavours to agree in good faith such modifications as may reasonably necessary to add to or remove any parcels that benefit from this Agreement from time to time as soon as reasonably practicable following CWC's receipt of written notice from the Customer.

8.	SUBDIVIDED OR COMBINED PARCELS

The parcels listed in the Schedule may be subdivided or combined in future and in which case this Agreement shall continue to apply to such subdivided or combined parcels without further amendment to this Agreement required.

9.	THIRD PARTY RIGHTS

(1)

The parties agree that any registered proprietor for the time being of the parcels contained in the Schedule (including any subdivision or combination thereof) shall have the right to enforce and enjoy the benefit of any term of this Agreement in so far as they relate to that parcel or those parcels in accordance with Contracts (Rights of Third Parties) Law 2014 (as amended from time to time) (the "CRTP Law")

(2)

Notwithstanding the CRTP Law, the consent or notice to the registered proprietor of any parcel referred to in (1) above shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement, including (but not limited to) any such amendment (however described) having the effect of removing such parcel from the scope of this Agreement.

10.	TERMINATION

(1)

This Agreement may, without prejudice to any other rights which the terminating party may have against the others, be terminated by either of CWC or the Customer before the end of the Term if the other of those parties:-

(a)

does not comply with any of its representations, warranties or agreements set out in this Agreement and does not remedy the breach (if capable of remedy) within 30 days of service on it of notice so to do; or

(b)	is prohibited from performing its obligations under this Agreement as a result of any applicable law or regulation.

(2)	The Customer may terminate this Agreement at any time after the Lease has been terminated by the Customer pursuant to the termination provisions contained in the Lease.

(3)

Without prejudice to the generality of clause 10(1)(b) above, either the Customer or CWC may terminate this Agreement on notice at any time upon the expiry, suspension or revocation of the Licence, or at any time CWC is unable or unwilling to provide the services at the rates, or otherwise comply with its obligations, under this Agreement due to any term of the Licence or due to any required approval from the Utility Regulation and Competition Office or other regulatory or Government entity not having been obtained.

Execution version

11.	NOTICES

(1)	A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by telefax, as follows:-

(a)	if to Consolidated Water or CWCO, to:-

Fourth Floor, Windward Three, Regatta Business Park, West Bay
Road, PO Box 1114 George Town, Grand Cayman, KY1-1102
Cayman Islands
Telefax: (345) 945-2957

(b)	if to the Customer, to:-

10, Market Street,
Suite #772, Camana Bay
Grand Cayman, KY1-9006
Cayman Islands
FAO Richard Sykes

or to another person, address or telefax number specified by a party by written notice to the others.

(2)	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:-

(a)	if delivered personally, when left at the address referred to in Clause 11(1).

(b)

if sent by telefax, on completion of its transmission or, if sent on a day which is not a working day at the recipient's address, at 9:00 a.m. (recipient's time) on the next succeeding working day at the recipient's address.

12. ENTIRE AGREEMENT, BINDING EFFECT AND MODIFICATION

This Agreement is binding on the parties and their respective successors and assigns and may be amended or modified only by a further written agreement signed by CWC and the Customer. This Agreement sets out the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements and understandings whether oral or written relating to it.

13.	NO WAIVER OF TERMS

Unless there is a written agreement to the contrary, no neglect, omission or forbearance on CWC's part to take advantage of or enforce any right or remedy arising out of any breach or non-observance of any of the terms and conditions contained or implied in this Agreement will be deemed to be or operate as a general waiver of that term or condition or the right to enforce or take advantage of it in respect of any breach or non-observance of it either original or recurring.

14.	DEFINITIONS

For the purposes of this Agreement:-

(1)	"the Commencement Date" means the 1st day of May, 2016.

(2)	"the Consumption Charge" means the charge in sub-clause 2(1)(a) subject to adjustment in accordance with sub-clause 2(2).

(3)	"the Energy Adjustment Factor" means the Energy Adjustment Factor as defined in the Licence.

Execution version

(4)	"the Fire Pump" means the Customer's fire pump connected to the Water Tank.

(5)	"the Irrigation Tank" means the Customer's irrigation tank marked as such on the Plan.

(6)	"the Law" means the Water (Production and Supply) Law, 2011 which expression includes any amendment, consolidation or re-enactment of it.

(7)

"the Lease" means the lease under the Registered Land Law of part of the land comprised in Registration Section West Bay Beach South Block 12D Parcel 108, registered at the Cayman Islands Land Registry as West Bay Beach South Block 12D Parcel 108/7, the current parties to which (whether by operation of law, assignment or novation or otherwise) are the Customer as landlord and CWC as tenant.

(8)

"the Licence" means the licence granted to CWC under the Law (which at the date of this Agreement is expressed to expire on 31st January, 2018) and includes any new licence that may be granted to CWC by the Utility Regulation and Competition Office.

(9)	"the Licence Area" means the area for which CWC has been granted the Licence under the Law.

(10)	"the Monthly Charge" means the total of the Consumption Charge and the Energy Adjustment Factor in respect of each month.

(11)	"the Plan" means the plan attached to this Agreement marked 'Property Plan'.

(12) "the Required Monthly Gallonage" means 170,000 multiplied by the number of days in the relevant calendar month.

(13)	"the Term" means the period of ten (10) years or until the earlier expiry of the Licence or any renewal of it, commencing on the Commencement Date.

(14)	"the Water Tank" means the water tank owned by CWC located on the Property and marked as such on the Plan.

15.	APPLICABLE LAW AND FORUM

This Agreement is governed by and must be construed in accordance with the laws of the Cayman Islands and the parties submit to the non-exclusive jurisdiction of the Cayman Islands Courts.

Execution version

THE SCHEDULE

THE HOTEL

Registration Section	Block	Parcel
West Bay Beach South	12C	27
West Bav Beach South	12D	26 and 108
West Bay Beach South	12E	88

THE WEST BAY NURSERY

Registration Section	Block	Parcel
West Bay Beach North East	9A	103 and 154, 155 and 167
West Bav Beach North East	5C	330

THE NORTH SOUND CLUB GOLF COURSE

Registration Section	Block	Parcel
West Bay Beach North	17A	262

THE ARBORETUM

Registration Section	Block	Parcel
West Bay Beach South	13B	49, 51, 225 REM1, 227 and 228

WEST INDIAN CLUB

Registration Section	Block	Parcel
West Bay Beach South	12E	17, 18 and 107

CAMANA BAY CHILLER PLANT

Registration Section	Block	Parcel
West Bay Beach South	12D	95 and 101

Execution version

IN WITNESS WHEREOF this Agreement has been entered into the date first written above.

EXECUTED by Cayman Water Company Limited in the presence of:

/s/ Patricia Olszewski		By:	/s/ Clarence B. Flowers
Witness
Name:	Patricia Olszewski	Name:	Clarence B. Flowers
Address	Po Box 737
	Grand Cayman KY1-1303	Office:	Director
Occupation:	Bookkeeper and Secretary

EXECUTED by the Customer in the presence of:

/s/ Gabrielle Wheaton		By:	/s/ Jacqueline Claire Doak
Witness
Name:	Gabrielle Wheaton	Name:	Jacqueline Claire Doak
Address	89 Nexus Way
	Camana Bay, Grand Cayman	Office:	Director
Occupation:	Senior Executive Coordinator